                                                                    EXHIBIT 10.1


                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this 1st day of August, 2000, by and among:

     TEXONA PETROLEUM CORPORATION ("TEXONA"), a Delaware corporation;

     TOREADOR RESOURCES CORPORATION ("TRC"), a Delaware corporation; and

     TOREADOR ACQUISITION CORPORATION ("TAC"), a Delaware corporation.

     The respective Boards of Directors of TEXONA, TRC and TAC have determined that the merger of TEXONA with and into TAC is desirable and in the best interests of their respective stockholders, and such Boards of Directors and all of the stockholders of TEXONA have approved such merger. For federal income tax purposes, it is intended that the merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code. It is the intent of the parties that this Agreement and the Merger contemplated hereby be treated as effective as of August 1, 2000, for accounting, tax and all other purposes.

     NOW, THEREFORE, for the mutual covenants, promises and agreements herein contained and the benefits to be derived by all of the parties hereto, the parties hereto have COVENANTED and AGREED, and by these presents do COVENANT and AGREE, as follows:


                                    ARTICLE I
                                   DEFINITIONS

     Unless otherwise specifically stated in the text of this Agreement, the following terms shall have the following meanings:

     "Affiliate" shall mean, in relation to any Person (the "First Party"), any other Person (a) that is directly or indirectly controlled by the First Party, or (b) that directly or indirectly controls the First Party, or (c) that is, directly or indirectly, Controlled by a Person that also, directly or indirectly, controls the First Party.

     "Additional Amount" has the meaning ascribed thereto in Section 11.5.

     "Agreement" means this Agreement and Plan of Merger between TRC, TAC and TEXONA, including all exhibits hereto.




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     "Base Consideration" means the amount obtained by multiplying the arithmetic average of the closing sales prices of a share of TRC Common Stock, as reported by NASDAQ Automated Quotations System, for the ten consecutive trading days ending at least five trading days prior to the Effective Time, by 90,000.

     "Benefit Plan" shall mean any collective bargaining agreement or any bonus, Pension Plan, Welfare Plan, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical dependent care, cafeteria, employee assistance, scholarship program or other plan, arrangement or understanding (whether or not legally binding) providing benefits.

     "Certificate" shall have the meaning ascribed thereto in Section 3.2(a).

     "Certificate of Merger" shall have the meaning ascribed thereto in Section 2.1.

     "Closing" has the meaning ascribed thereto in Section 9.1.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal tax laws.

     "Constituent Corporations" has the meaning ascribed thereto in Section 2.2.

     "Contracts" has the meaning ascribed thereto in Section 4.10.

     "DGCL" means the General Corporation Law of Delaware.

     "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses calculated on a solicitor and client basis and all fees and expenses of consultants and other professionals)).

     "Debt" shall mean (i) the principal amount of all Debt Obligations, (ii) the carrying value of all capital leases, and (iii) all accrued liabilities, including deferred income taxes, if any.

     "Debt Obligations" shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness for borrowed money or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business) and shall specifically include any shareholder loans.





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     "Deferred Consideration" means the amount obtained by multiplying the arithmetic average of the closing sales prices of a share of TRC Common Stock, as reported by NASDAQ Automated Quotations System, for the ten consecutive trading days ending at least five trading days prior to the Deferred Consideration Date, by the number of TRC Deferred Shares.

     "Deferred Consideration Date" means the date (which is expected to be prior to June 1, 2001) on which the Deferred Consideration is issued to SHAREHOLDERS.

     "Effective Time" has the meaning ascribed thereto in Section 2.1.

     "Environmental Condition" means any pollution, contamination, degradation, damage or injury caused by, related to or arising from the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

     "Environmental Laws" shall mean all federal, state, provincial or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law.

     "Environmental Liabilities" shall mean any and all Damages (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed
(a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other third Person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute and arising out of or in connection with a release, as such term is defined in Environmental Laws, of Hazardous Materials.

     "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to TEXONA under any applicable law, regulation or other requirement of the United States or of any state, province, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing,




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distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exhibit" shall refer to the Exhibits to this Agreement, unless otherwise stated, and an Exhibit may be attached to the Agreement or set forth in a separate document denoted as an Exhibit to this Agreement.

     "Financial Statements" has the meaning stated in Section 4.4.

     "Governmental Entity" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and existing.

     "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Entity.

     "Hazardous Material" shall mean (a) any petroleum or petroleum products,
(b) radioactive materials, urea formaldehyde, asbestos and PCBs and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

     "Indemnity Claim" has the meaning ascribed thereto in Section 13.6.

     "Material Adverse Effect" shall mean a single event, occurrence or fact that (together with all other events, occurrences and facts that could reasonably be expected to result in a loss to TEXONA) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of TEXONA, or that would constitute a criminal violation of law involving a felony or indictable offense.

     "Merger" has the meaning ascribed thereto in the recitals to this Agreement.

     "Merger Consideration" means the TRC Initial Shares and the TRC Deferred Shares and the right to receive the TRC Deferred Shares.

     "Merger Tax" has the meaning ascribed thereto in Section 11.5.





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     "Net Equity" means the total assets less the total liabilities of TEXONA, calculated in accordance with the historical accounting of TEXONA.

     "Ordinary Course of Business" shall mean the operation of TEXONA's business in the ordinary course consistent with past practices.

     "PBGC" has the meaning ascribed thereto in Section 4.9.

     "Pension Plans" has the meaning ascribed thereto in Section 4.9.

     "Person" shall mean any natural person, any Governmental Entity and any entity the separate existence of which is recognized by any Governmental Entity or Governmental Requirement, including, but not limited to, corporations, partnerships, limited liability companies, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     "Post-Closing Period" shall mean any period that begins after the Closing Date and, with respect to any period that begins before the Closing Date and ends after the Closing Date, the portion of that period beginning after the Closing Date.

     "Pre-Closing Period" shall mean any period that ends on or prior to the Closing Date and, with respect to any period that begins before the Closing Date and ends after the Closing Date, the portion of that period ending on the Closing Date.

     "Proportionate Share" in respect of any SHAREHOLDER shall mean a fraction, the numerator of which shall be the total number of shares of TEXONA Common Stock held by such SHAREHOLDER immediately prior to the Merger and the denominator of which is the total number of issued and outstanding shares of TEXONA Common Stock immediately prior to the Merger.

     "Reference Balance Sheet" has the meaning ascribed thereto in Section 4.4.

     "Securities Act" has the meaning ascribed in Section 4.30.

     "SHAREHOLDER" shall mean the registered holder as of the date hereof of shares of TEXONA Common Stock, and the plural of such term shall mean the aggregate of all of such registered holders.

     "Shares" shall mean all of the issued and outstanding shares of capital stock of TEXONA.

     "Surviving Corporation" has the meaning ascribed thereto in Section 2.2.

     "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or duties, including, but not limited to, all income, gross receipts, ad valorem, sales, use, franchise,




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transfer, profits, value added, withholding, payroll, employment, excise, estimated severance, property, windfall profits and other taxes, assessments or duties of any kind whatsoever, imposed or collected by any Governmental Entity or pursuant to any Governmental Requirement, together with any interest, penalty, addition to tax, fine or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing items.

     "Tax Returns" shall mean all returns (including information returns), declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, whether or not based in whole or in part on net income (including, but not limited to, the Texas franchise tax), and the term "Tax Return" shall mean any one of the foregoing Tax Returns.

     "TEXONA Common Stock" shall have the meaning ascribed thereto in Section
3.1.

     "TRC Common Stock" means the common stock, $.15625 par value, of TRC.

     "TRC Deferred Shares" means the aggregate number of shares obtained by dividing the Base Consideration by the arithmetic average of the Closing Prices (as defined below) of a share of TRC Common Stock for the ten consecutive trading days ending five trading days prior to the Deferred Consideration Date and rounding such number of shares to the nearest whole number; provided, however, that the TRC Deferred Shares shall in no event be less than 90,000 (the "Floor") and no greater than 180,000 (the "Ceiling"). The TRC Deferred Shares are not negotiable or assignable until the Deferred Consideration Date, except by operation of law. The "Closing Price" shall be the closing sale price of a share of TRC Common Stock, as reported by NASDAQ Automated Quotations System.

     (A) The number of TRC Deferred Shares issuable and the Floor and Ceiling numbers shall be subject to adjustment from time to time, as follows:

     (1) If TRC shall at any time pay a dividend on its TRC Common Stock in shares of TRC Common Stock (including, if applicable, shares of TRC Common Stock held by TRC in treasury or by a subsidiary), subdivide its outstanding shares of TRC Common Stock into a larger number of shares or combine its outstanding shares of TRC Common Stock into a smaller number of shares or otherwise effect a reclassification or recapitalization of the TRC Common Stock, then in each such case the number of TRC Deferred Shares thereafter issuable and the Floor and Ceiling numbers shall be adjusted to be the number of shares of TRC Common Stock which the holder would have held after the occurrence of any of the events described above had such TRC Deferred Shares been issued in full immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (1) shall become effective retroactively to the related record date in the case of a dividend and shall become effective on the related effective date in the case of a subdivision, combination, reclassification or recapitalization.

     (2) Except with respect to Permitted Issuances (as defined below), if TRC or a subsidiary shall at any time issue or sell shares of TRC Common Stock at a purchase price per share




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of TRC Common Stock (the value of any consideration, if other than cash, to be determined in good faith by the Board of Directors) less than the arithmetic average of the Closing Prices of a share of TRC Common Stock for the ten consecutive trading days ending five trading days prior to the date TRC or such subsidiary agrees to the issuance or sale (for the purpose of this paragraph
(2), the "Adjustment Date"), then in each such case, the number of TRC Deferred Shares thereafter issuable and the Floor and Ceiling numbers shall be determined by multiplying such numbers immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of TRC Common Stock outstanding immediately before issuance or sale and the number of additional shares of TRC Common Stock so issued or sold, and the denominator of which shall be the sum of the number of shares of TRC Common Stock outstanding immediately before such issuance or sale and the number of shares of TRC Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such arithmetic average of such Closing Prices. For the purposes of this paragraph (2), the number of shares of TRC Common Stock at any time outstanding shall not include shares held in the treasury of TRC or by a subsidiary.

     (3) If TRC or a subsidiary shall at any time issue or sell Derivative Securities (as defined below) providing for the purchase of shares of TRC Common Stock upon the conversion, exchange or exercise thereof at a price per share of TRC Common Stock (taking into account any consideration received by TRC upon the issuance or sale of such Derivative Securities and any additional consideration to be received upon the conversion, exchange or exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors (the "Aggregate Derivative Consideration")) less than the Closing Price on the date TRC or such subsidiary agrees to the issuance or sale (for the purpose of this paragraph (3), the "Adjustment Date"), then in each such case, the number of TRC Deferred Shares thereafter issuable and the Floor and Ceiling numbers after such Adjustment Date shall be determined by multiplying such numbers on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of TRC Common Stock outstanding on such Adjustment Date and the number of additional shares of TRC Common Stock so offered for subscription or purchase upon the conversion, exchange or exercise of such Derivative Securities, and the denominator of which shall be the sum of the number of shares of TRC Common Stock outstanding on such Adjustment Date and the number of shares of TRC Common Stock which the Aggregate Derivative Consideration for the total number of shares so offered would purchase at the Closing Price. Such adjustment shall be made whenever any such Derivative Securities are issued, and shall become effective on the date of issuance retroactive to the Adjustment Date. If all the shares of TRC Common Stock so offered for subscription or purchase are not delivered upon the final conversion, exchange or exercise of such Derivative Securities, then, upon the final conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof, the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers shall thereafter be readjusted to the numbers which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of TRC Common Stock actually delivered upon the conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof rather than upon the number of shares of TRC Common Stock so offered for subscription or purchase. If the purchase




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price provided for in any Derivative Securities, the additional consideration, if any, payable upon the conversion, exchange or exercise of any Derivative Securities or the rate at which any Derivative Securities are convertible into or exchangeable or convertible into TRC Common Stock shall change at any time (including, without limitation, at the time of or after such conversion, exchange or exercise), the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers at the time of such change shall be readjusted to the numbers which would have been in effect at such time had such Derivative Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, on the related Adjustment Date, and such readjustment shall become effective on the date of such change retroactive to the Adjustment Date; PROVIDED, that no such readjustment shall have the effect of decreasing the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers by an amount in excess of the amount of the adjustment initially made with respect to the issuance or sale of the Derivative Securities. For the purposes of this paragraph (3), the number of shares of TRC Common Stock at any time outstanding shall not include shares held in the treasury of TRC or by a subsidiary.

     (4) If TRC shall at any time declare or pay a dividend or other distribution on its TRC Common Stock other than (x) a stock dividend payable solely in shares of TRC Common Stock or (y) a cash dividend paid out of current earnings (the value of any such dividend or other distribution, if other than cash, to be determined in good faith by the Board of Directors), then in each such case, the number of TRC Deferred Shares thereafter issuable and the Floor and Ceiling numbers after the declaration date therefor (for the purpose of this paragraph (4), the "Adjustment Date") shall be determined by multiplying the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of TRC Common Stock outstanding on such Adjustment Date and the number of additional shares of TRC Common Stock which the aggregate value of such dividend or distribution would purchase at such price and the denominator of which shall be the sum of the number of shares of TRC Common Stock outstanding on such Adjustment Date. For the purposes of this paragraph (4), the number of shares of TRC Common Stock at any time outstanding shall not include shares held in the treasury of TRC or by a subsidiary.

     (5) In case of any capital reorganization or any reclassification (other than a change in par value) of the capital stock of TRC, or of any exchange or conversion of the TRC Common Stock for or into securities of another corporation, or in case of the consolidation or merger of TRC with or into any other person (other than a merger which does not result in reclassification, conversion, exchange or cancellation of outstanding shares of TRC Common Stock) or in case of any sale or conveyance of all or substantially all of the assets of TRC, the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make provision such that the TRC Deferred Shares shall thereafter be issued as the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the shares of TRC Common Stock equal to the number of TRC Deferred Shares issuable immediately prior to the effective date of such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance,





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assuming (1) such holder of TRC Common Stock is not a person with which TRC consolidated or into which TRC merged or which merged into TRC or to which such sale or transfer was made as the case may be ("Constituent Entity"), or an affiliate of a Constituent Entity, and (2) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers) shall thereafter be applicable, as near as reasonably may be, in relating to any shares of stock or other securities or other property thereafter deliverable with respect to the TRC Deferred Shares.

     (6) For the purposes of this Agreement:

               (X) "DERIVATIVE SECURITIES" means securities convertible into or exchangeable or convertible into shares of TRC Common Stock, rights or warrants to subscribe for or purchase shares of TRC Common Stock, options for the purchase of, or calls, commitments or other claims of any character relating to, shares of TRC Common Stock or any securities convertible into or exchangeable for any of the foregoing; and

               (Y) "PERMITTED ISSUANCES" means the issuance of shares of TRC Common Stock after the date hereof (x) pursuant to the exercise of options issued pursuant to employee benefit plans and (y) pursuant to the exercise or conversion of options, warrants or convertible securities existing on the date hereof and reported in TRC's reports made pursuant to the Securities Act of 1934.

     (7) If any shares of TRC Common Stock or Derivative Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by TRC therefor. In case any shares of TRC Common Stock or Derivative Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by TRC shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by TRC shall be the market price thereof as of the date of receipt. In case any shares of TRC Common Stock or Derivative Securities are issued to the owners of the non-surviving entity in connection with any merger or other business combination in which TRC is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of TRC Common Stock or Derivative Securities, as the case may be. The fair value of any consideration other than cash or marketable securities shall be determined jointly by TRC and the holders of rights to more than 50% of the TRC Deferred Shares. If such parties are unable to reach agreement within a reasonable period





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


of time, such fair value shall be determined by an appraiser jointly selected by TRC and such holders, whose determination shall be final and binding on TRC and the holders. The fees and expenses of such appraiser shall be paid by TRC.

     (8) If TRC takes a record of the holders of TRC Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution on its TRC Common Stock or (B) to subscribe for or purchase shares of TRC Common Stock or Derivative Securities, then such record date shall be deemed to be the date of the payment or distribution of such dividend or other distribution or the date of issuance and sale of any shares of TRC Common Stock deemed to have been issued or sold in connection thereto.

     (9) All calculations under this definition of TRC Deferred Shares shall be made to the nearest share of TRC Common Stock (with one-half being rounded upward).

     (10) If any event occurs of the type contemplated by the provisions of this definition of TRC Deferred Shares but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then TRC's Board of Directors shall make an appropriate adjustment in the number of TRC Deferred Shares issuable and the Floor and Ceiling amounts so as to protect the rights of the holders of rights to TRC Deferred Shares.

     (11) For the purpose of this definition of TRC Deferred Shares, the term "Shares of TRC Common Stock" means (W) the class of stock designated as the TRC Common Stock of TRC at the date hereof or (X) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraphs (1) through (4), inclusive, above, the holders of rights to TRC Deferred Shares shall become entitled to receive any shares of TRC other than shares of TRC Common Stock, thereafter the number of such other shares so receivable shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the TRC Deferred Shares contained in paragraphs (1) through (4), inclusive, above, and the provisions of the definition of TRC Deferred Shares, shall apply on like terms to any such other shares.

     (12) Notwithstanding anything herein to the contrary, there shall be no adjustment in the number of TRC Deferred Shares in respect of Permitted Issuances.

     (13) In case of any consolidation or merger of TRC with or into another entity (whether or not TRC is the surviving entity) or in case of any sale, transfer or lease of all or substantially all of the assets of TRC, TRC or such successor or purchasing entity, as the case may be, shall execute with the holders of shares of rights to TRC Deferred Shares an agreement that such holders shall have the right thereafter to receive the kind and amount of shares and other securities, cash and property that such holders would have owned or would have been entitled to receive after





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


the happening of such consolidation, merger, sale, transfer, lease or conveyance had the TRC Deferred Shares been issued immediately prior to such action. Such agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for above. The provisions of this paragraph (13) shall similarly apply to successive consolidations, mergers, sales or conveyances.

     (B) Whenever the number of TRC Deferred Shares issuable is adjusted as herein provided, TRC shall promptly mail by first class mail, postage prepaid, to each holder of shares of rights to TRC Deferred Shares a certificate provided by, at the discretion of such holder, an officer of TRC or a firm of independent public accountants selected by the Board of Directors of TRC (who may be the regular accountants employed by TRC) setting forth the number of TRC Deferred Shares issuable and the Floor and Ceiling numbers after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

     "TRC Indemnified Parties" has the meaning ascribed thereto in Section 13.1.

     "TRC Initial Shares" means One Million Twenty-Five Thousand (1,025,000) of the TRC Shares.

     "TRC Shares" means the TRC Initial Shares and the TRC Deferred Shares, when and if issued.


                                   ARTICLE II
                                   THE MERGER

     Section 2.1 The Merger; Effective Time of the Merger. Upon the terms and conditions of this Agreement and in accordance with the DGCL, TEXONA shall be merged with and into TAC at the Effective Time. The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL, are filed with the Secretary of State of the State of Delaware or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on or after the Closing.


     Section 2.2 Effects of the Merger.

     (a) At the Effective Time: (i) TEXONA shall be merged with and into TAC, the separate existence of TEXONA shall cease and TAC shall continue as the surviving corporation (TAC and TEXONA are sometimes referred to herein as the "Constituent Corporations" and TAC is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation






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

of TAC shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of TAC as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) The directors and officers of TAC at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

     Section 2.3 Tax-Free Reorganization. None of the parties, nor their affiliates, shall take any action that would prevent the Merger from qualifying as a tax-free reorganization under the provisions of Section 368(a) of the Code.

                                   ARTICLE III
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock of TEXONA ("TEXONA Common Stock") or capital stock of TAC:

     (a) Cancellation of Treasury Stock. Each share of TEXONA Common Stock and all other shares of capital stock of TEXONA that are owned by TEXONA as treasury stock shall be canceled and retired and shall cease to exist and no stock of TRC or other consideration shall be delivered or deliverable in exchange therefor other than as provided in Section 3.1(b) hereof.

     (b) Consideration for TEXONA Common Stock. Subject to the provisions of
Section 3.1(c), each share of TEXONA Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall be converted into the right to receive (i) at the Closing, a Proportionate Share of the TRC Initial Shares, and (ii) on the Deferred Consideration Date, a Proportionate Share of the TRC Deferred Shares, subject to approval by a majority vote of TRC shareholders. In the event the TRC Deferred Shares are not issued prior to or on June 1, 2001, TRC shall pay a proportionate penalty to the Shareholders in the amount of $150,000 for each successive calendar month thereafter until such time that such shares are issued. TRC will use all reasonable efforts to obtain approval by a majority vote of TRC shareholders to issue the TRC Deferred Shares on or prior to June 1, 2001.

     (c) Conversion and Cancellation of TEXONA Common Stock. All shares of TEXONA Common Stock, when converted into the TRC Initial Shares as provided in
Section 3.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive on the dates specified in Section 3.1(b) such holder's Proportionate Share of the Merger Consideration upon the surrender of such certificate in accordance with Section 3.2, without interest.

     Section 3.2 Exchange of Certificates.

     (a) Exchange Procedure. Immediately after the Effective Time and upon surrender of a certificate representing outstanding shares of TEXONA Common Stock (a "Certificate") for cancellation to TRC and TAC, together with any other documents reasonably required by TRC, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 3.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 3.1. Upon delivery of the Certificates for cancellation, TRC shall as soon as practicable deliver to such

SHAREHOLDER the Merger Consideration that such SHAREHOLDER is entitled to receive as of such date.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to TRC Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of TRC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of TRC Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of TRC Common Stock.

     (c) No Further Ownership Rights in TEXONA Common Stock. All TRC Shares to be issued upon the surrender for exchange of shares of TEXONA Common Stock when issued in accordance with the terms hereof shall be deemed to have been issued, paid or delivered in full satisfaction of all rights pertaining to such shares of TEXONA Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of TEXONA of the shares of TEXONA Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to TEXONA for any reason, they shall be canceled and exchanged as provided in this Article III.

     (d) No Fractional Shares. No certificates or scrip representing fractional shares of TRC Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article III and all fractional shares shall be rounded to the nearest whole share of TRC Common Stock.

     (e) No Liability. Neither TRC nor TAC shall be liable to any holder of shares of TEXONA Common Stock for such shares (or dividends or distributions with respect thereto) or any cash amounts to the extent such amount or TRC Common Stock is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares two years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of TRC free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     (f) Lost Share Certificates. If a holder shall have lost or had destroyed such holder's Certificate, such holder may be entitled to receive the Merger Consideration and other payments provided for hereunder subject to such holder providing TAC and TRC with a lost certificate affidavit and indemnification acceptable to TRC.

     (g) Non-Assignability. After the Effective Time, no SHAREHOLDER may assign the right to receive the Deferred Consideration without the written consent of TRC.

     Section 3.3 Stock Option Plan. At the Effective Time, the existing options to acquire shares of TEXONA Common Stock pursuant to the TEXONA Stock Option Plan will be deemed to be converted into options issued and fully exercisable pursuant to the TRC Amended and Restated 1990 Stock Option Plan to acquire an aggregate of 143,040 shares of TRC Common Stock at a price of $3.12 for each share of TRC Common Stock. Such options shall be immediately exercisable. Each person identified on Schedule 3.3 to the Disclosure Schedule shall hold such an option to so acquire that number of shares of TRC Common Stock which is the product of multiplying the aggregate of 143,040 shares by a fraction, the denominator of which is 44,700 and the numerator of which is the number of shares set forth opposite the name of such person on Schedule 3.3 to the Disclosure Schedule. Any options issuable pursuant hereto shall have the same or substantially similar antidilution and other protections as currently exist under the TEXONA Stock Option Plan.

     Section 3.4 SHAREHOLDER Representative.

     (a) In order to efficiently administer the transactions contemplated hereby, including but not limited to the waiver of any condition to the obligations of the TEXONA or its SHAREHOLDERS to consummate the transactions contemplated hereby, the SHAREHOLDERS hereby designate Earl E. Rossman, Jr., as their SHAREHOLDER Representative.

     (b) The SHAREHOLDERS hereby authorize the SHAREHOLDER Representative (i) to take any and all action necessary in connection with the waiver of any condition to the obligations of the SHAREHOLDERS to consummate the transactions contemplated hereby, including, without limitation, pursuant to this Agreement and the Registration Rights Agreement, (ii) to give and receive all notices given under this Agreement and the Registration Rights Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the SHAREHOLDERS by the terms of this Agreement or the Registration Rights Agreement.

     (c) In the event that the SHAREHOLDER Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the persons constituting the Board of Directors of TEXONA immediately prior to the Effective Time shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the SHAREHOLDER Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

     (d) All decisions and actions by the SHAREHOLDER Representative shall be binding upon all of the SHAREHOLDERS and no SHAREHOLDER shall have the right to object, dissent, protest or otherwise contest the same.

     (e) By his, her or its approval of the Merger and this Agreement as contemplated pursuant to the terms hereof and/or execution of that certain Subscription and Release Agreement, each SHAREHOLDER will agree that:

          (i) all actions, decisions and instructions of the SHAREHOLDER Representative shall be conclusive and binding upon all of the SHAREHOLDERS and no SHAREHOLDER shall have any cause of action against the SHAREHOLDER Representative for any action taken, decision made or instruction given by the SHAREHOLDER Representative under this Agreement, except for fraud or willful breach of this Agreement by the SHAREHOLDER Representative;

          (ii) the provisions of this Section 3.4 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any SHAREHOLDER may have in connection with the transactions contemplated by this Agreement;

          (iii) remedies available at law for any breach of the provisions of this Section 3.4 are inadequate; therefore, TAC, SHAREHOLDER Representative and TEXONA shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the TAC, TEXONA and/or the Company brings an action to enforce the provisions of this Section 3.4; and

          (iv) The provisions of this Section 3.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each SHAREHOLDER, and any references in this Agreement to a SHAREHOLDER or the SHAREHOLDER shall mean and include the successors to the SHAREHOLDER's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF TEXONA

                TEXONA represents and warrants to TRC as follows:

     Section 4.1 Incorporation; Authority. TEXONA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. Schedule 4.1 of the Disclosure Schedule sets forth a complete list of all jurisdictions in which TEXONA owns or leases properties, has employees or conducts business, and a complete list of all jurisdictions in which TEXONA is qualified as a foreign corporation. TEXONA is duly qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction (which jurisdictions are listed in Schedule 4.1 of the Disclosure

Schedule) in which the conduct of its business or the ownership or leasing of its assets require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. TEXONA has the corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. The copies of the Certificate of Incorporation of TEXONA and all amendments thereto to date (certified by the Secretary of the State of Delaware) and of the bylaws of TEXONA as amended to date (certified by its Secretary), each of which are included in Section 4.1 of the Disclosure Schedule, are true, complete and correct.

     Section 4.2 Share Capital. The authorized capital stock of TEXONA consists of 4,000,000 shares of common stock, $0.01 par value, of which 348,314 shares are issued and 348,314 shares are outstanding as of the date of this Agreement and 1,000,000 shares of preferred stock, $1.00 par value, none of which are issued or outstanding as of the date of this Agreement. All of such issued and outstanding shares are validly issued and outstanding, fully paid and nonassessable or will be validly issued, fully paid and non-assessable on the Closing Date. Except as set forth on Schedule 4.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the authorized or outstanding capital stock of TEXONA. The record owners of all of the Shares and the number of Shares owned by each of them are set forth on Schedule 4.2 of the Disclosure Schedule.

     Section 4.3 Subsidiaries. TEXONA does not, directly or indirectly, own or control any capital stock, equity interest, or have any proprietary interest in, any Person, nor does it directly or indirectly control the management of any Person, nor does it have any obligation to acquire any such interest in the future, and TEXONA has not, since its inception, directly or indirectly owned or controlled any capital stock, equity interest, or had any proprietary interest in, any Person, nor has it directly or indirectly controlled the management of any Person.

     Section 4.4 Financial Statements. TEXONA has delivered to TRC copies of the balance sheet of TEXONA as of December 31, 1999 (the "Reference Balance Sheet"), and income statement for the twelve-month period ended on such date (the "Balance Sheet Date"), copies of which are included in Schedule 4.4 of the Disclosure Schedule (the "Financial Statements"). The Financial Statements are true and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles and present fairly the financial condition and the results of the operations of TEXONA as of the dates and for the periods indicated thereon.

     Section 4.5 Liabilities, Debts and Obligations. TEXONA has no liabilities, debts or obligations of any nature whatsoever, whether due or to become due, and whether accrued, absolute, contingent or otherwise, that are not disclosed on the Reference Balance Sheet or in this Agreement or the Disclosure Schedule, except for (a) liabilities incurred in the Ordinary Course of Business subsequent to the Balance Sheet Date and (b) obligations under contracts and commitments entered into in the Ordinary Course of Business and not required under the historical accounting of TEXONA to be reflected on the Reference Balance Sheet (including required footnotes), which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of TEXONA.

     Section 4.6 Events Since Balance Sheet Date. Since the Balance Sheet Date there has not been, except as disclosed fully and correctly in Schedule 4.6 of the Disclosure Schedule:

     (a) any change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of TEXONA, except normal and usual changes in the Ordinary Course of Business that individually and in the aggregate have not had a Material Adverse Effect;

     (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of TEXONA, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

     (c) any increase in the compensation or rate of compensation or commissions payable or to become payable by TEXONA to any of its directors, officers, employees or consultants, or any hiring of any employee by TEXONA who is entitled to compensation, or any payment or accrual of any bonus, profit-sharing or other extraordinary compensation to any director, officer, employee or consultant, or any change in any then existing bonus, profit-sharing, pension, retirement or other similar plan, agreement or arrangement or any adoption of or entering into of any new bonus, profit-sharing, pension, stock option, retirement, group life or health insurance or other similar plan, agreement or arrangement;

     (d) any change in the accounting methods or practices followed by TEXONA, including, but not limited to, the method for accounting for contract revenues and expenses, or any change in depreciation or amortization policies or rates heretofore adopted by it;

     (e) any sale, lease, abandonment or other disposition by TEXONA of any interest in real property or of any machinery, equipment or other asset, except for any sales, leases, abandonments or other dispositions in the Ordinary Course of Business not exceeding $50,000 individually or $100,000 in the aggregate, except as set forth in Schedule 4.6(e) of the Disclosure Schedule;

     (f) any labor trouble, strike or any other occurrence, event or condition affecting the employees of TEXONA that has or is reasonably expected to have a Material Adverse Effect;

     (g) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets or the business of TEXONA, except for damages, destruction or loss that reasonably would be expected to occur in the Ordinary Course of Business not exceeding $25,000, individually or in the aggregate;

     (h) any transaction entered into or engaged in by TEXONA other than transactions in the Ordinary Course of Business;

     (i) any waiver by TEXONA of a valuable right or of a material debt owed to it, or any satisfaction or discharge of any encumbrance or payment of any obligation by TEXONA except in the Ordinary Course of Business; or

     (j) any transaction between TEXONA and any SHAREHOLDER or any Affiliate of a SHAREHOLDER or any family member of a SHAREHOLDER or Affiliate of such family member.

     Section 4.7 Directors. Officers and Employees. TEXONA has provided to TRC a true and complete list of the names of and current annual compensation paid by TEXONA to each director, officer and employee of TEXONA. To the best of TEXONA's knowledge, no officer or key employee of TEXONA is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with TEXONA, or any other party. To the best of TEXONA's knowledge, no employee of TEXONA has received notice from a former employer claiming such employee to be in breach of any such employment contract, patent disclosure agreement or other contract or agreement. TEXONA does not have any collective bargaining agreements covering any of its employees. TEXONA is not aware that any officer or key employee of TEXONA, or that any group of those Persons, intends to terminate their employment with TEXONA. The employment of each officer and employee of TEXONA is terminable at the will of TEXONA.

     Section 4.8 Taxes and Governmental Returns and Reports. Except as set forth in Schedule 4.8 of the Disclosure Schedule:

     (a) all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date for, by, on behalf of or with respect to TEXONA with respect to any period ending, including, but not limited to, those relating to the income, business, operations or property of TEXONA and those which include or should include TEXONA (whether on a separate, consolidated, affiliated, combined, unitary or any other basis) have been or will be timely filed with the appropriate foreign, federal, provincial, state and local authorities on or before the Closing Date in accordance with applicable tax laws, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been (and as to all Taxes shown as due and payable on such Tax Returns filed as of the Closing Date, will be) paid in full in accordance with applicable laws;

     (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

     (c) none of such Tax Returns are under audit or examination by any foreign, federal, state or local authority (except a proposed assessment by the State of Louisiana which TEXONA currently believes is incorrect) and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against TEXONA or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against TEXONA with respect to any Tax, or any matters under discussion with any foreign, federal, provincial, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

     (d) all Taxes assessed and due and owing from or against TEXONA on or before the Closing Date (including, but not limited to, ad valorem Taxes relating to any property of TEXONA) have been or will be timely paid in full on or before the Closing Date;

     (e) all withholding Tax and Tax deposit requirements imposed on TEXONA for any and all periods ending on or before the Closing Date, or through and including, the Closing Date for periods that have not ended on or before the Closing Date, have been or will be timely satisfied in full on or before the Closing Date;

     (f) the Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable by TEXONA with respect to any and all periods ending on or before the respective dates thereof;

     (g) there is no basis known to TEXONA for any reassessment of any material amount of Tax and there have been no special assessments on any assets of TEXONA;

     (h) the charges, accruals and reserves for Taxes with respect to TEXONA for any period ending on or before the Closing Date (including any such period for which no Tax Return has yet been filed) reflected on the books of TEXONA (excluding any provision for deferred income Taxes) are adequate to cover such Taxes;

     (i) neither TEXONA nor any other Person on behalf of TEXONA, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code;

     (j) there are no liens for Taxes upon the assets of TEXONA except liens for current property taxes not yet due and payable;

     (k) TEXONA is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any Tax Return which has not been filed except that the 1999 federal and state income and franchise tax returns are on extension;

     (l) there are no requests or determinations in respect of any Tax matter relating to TEXONA pending before or with any Governmental Authority;

     (m) all Tax Returns filed with respect to the Tax years of TEXONA through the Tax year ended December 31, 1996, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

     (n) TEXONA has not:

          (i) been a member of any affiliated, consolidated, combined, or unitary group, or

          (ii) participated in any arrangement whereby any income, revenues, receipts, gain, loss, deduction or credit of TEXONA was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, deduction, credit, or liability of any other Person (other than TEXONA);

     (o) TEXONA is not a party to any Tax allocation or Tax sharing agreement other than tax partnerships created by joint operating agreements;

     (p) TEXONA has no "net unrealized built-in gain" as that term is defined in
Section 1374 of the Code;

     (q) on and following the date of incorporation of TEXONA and through the date hereof:

          (i) the only authorized and outstanding shares of capital stock of TEXONA have been the Shares,

          (ii) TEXONA has not issued or entered into any restricted stock, deferred compensation or profit-sharing plans, call options, warrants or similar instruments with respect to its stock, stock appreciation rights, convertible debt instruments, stock-based employee incentive plans, or other similar instruments, obligations or arrangements, except a stock option plan,

          (iii) TEXONA has not issued or entered into any indebtedness other than indebtedness which constitutes "straight debt" within the meaning of
     Section 1361(c)(5) of the Code and Treas. Reg. Section 1.1361-1(l)(5), except the bank debt,

          (iv) neither TEXONA nor any Person who has been the record or beneficial owner of any Shares (or any interest therein) has entered into any binding agreements relating to rights to distributions or liquidation proceeds in respect of the Shares, or any other agreement with respect to the Shares, including, but not limited to, buy-sell agreements, agreements restricting the transferability of Shares, or redemption agreements,

          (v) TEXONA has not acquired the assets of any other corporation in a transaction described in Section 381(a) of the Code, except the 1997 acquisition of Texona Acquisition Company, and

          (vi) TEXONA has not owned any stock (including any instrument or interest that constitutes stock for U.S. federal income tax purposes) of any corporation and has not entered into any partnership (other than tax partnership), joint venture, marketing or other similar contract or arrangement with any person; and

     (r) Schedule 4.8 of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by TEXONA.


     Section 4.9 Employee Benefit Plans.


     (a) Schedule 4.9 of the Disclosure Schedule contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans") and all other Benefit Plans maintained, or contributed to, by TEXONA for the benefit of any present or former officers or employees of TEXONA. TEXONA has delivered to TRC true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent three annual reports on Form 5500 filed with the IRS with respect to each Benefit Plan, (if any such report was required), (iii) the most recent IRS determination letter and all rulings or determinations requested subsequent to the date of that letter, (iv) the most recent actuarial report for each Benefit Plan for which an actuarial report is required, (v) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and each summary of material modifications prepared after the last summary plan description, (vi) each trust agreement and group annuity contract relating to any Benefit Plan and (vii) all material correspondence for the last three years with the IRS or Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated or announced plan audits.

     (b) Except as set forth in Schedule 4.9 of the Disclosure Schedule, all Pension Plans have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. To the best of the knowledge of TEXONA, no event has occurred which could subject any Pension Plan to disqualification by the Internal Revenue Service under the Code. TEXONA has paid all premiums (including any applicable interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for which premiums are required. No Pension Plan maintained by TEXONA has been terminated under circumstances which would result in liability to the PBGC.

     (c) Each Benefit Plan which has been or is sponsored, participated in or contributed to by TEXONA: (i) is in compliance in all material respects with all requirements of ERISA, (ii) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to TEXONA which may subject TEXONA to the payment of any penalty, interest, tax or other obligation, and (iii) is in compliance with the terms of the Benefit Plan and the Code.

     (d) Except as set forth in Schedule 4.9 of the Disclosure Schedule, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, or severance benefit or other similar provision in any Benefit Plan.

     (e) TEXONA does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan which provides for health benefit coverage following termination of employment except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

     (f) No Pension Plan that TEXONA maintains, or to which TEXONA is obligated to contribute, had, as of the respective annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best of TEXONA's knowledge, none of TEXONA, any officer of TEXONA or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the
Code) or any other breach of fiduciary responsibility that could subject TEXONA or any officer of TEXONA to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i)(1) of ERISA. Neither any of such Benefit Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived, and TEXONA is not aware of any other reportable events with respect thereto during the last five years. TEXONA has never been a party to or contributed to a "multiemployer pension plan" (as such term is defined in Section 4001(a)(3) of ERISA).

     (g) With respect to any Benefit Plan that is a Welfare Plan, (i) no such Benefit Plan includes a welfare benefits fund, as such term is defined in
Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such

Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to TEXONA on or at any time after the Closing.

     (h) Neither TEXONA, the SHAREHOLDERS, nor any member of a controlled group or affiliated service group as defined in Section 5 414(b), (c), (m) and (o) of the Code of which TEXONA or the SHAREHOLDERS is a member has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA which remains unpaid. The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to, or trigger, any liability under ERISA to TEXONA. TEXONA, and each Benefit Plan maintained by TEXONA has complied with all the requirements of such Benefit Plan, ERISA, and the Code.

     Section 4.10 Contracts and Agreements. Schedule 4.10 of the Disclosure Schedule sets forth a true and complete list of all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to the extent there exist any continuing obligation of TEXONA thereunder, any unperformed obligations on behalf of any other party thereto, or any of the assets or properties of TEXONA is in any way bound or obligated (including all amendments, supplements and modifications thereto):

     (a) each contract, agreement or commitment which creates a liability of TEXONA, fixed or contingent, in an amount in excess of $50,000, including, but not limited to, drilling contracts (identifying each contract that is a turn-key contract), all subcontracts and contracts in respect of the provision of services or the purchase of raw materials, supplies or other products or utilities, except those entered into in the Ordinary Course of Business involving payments or receipts by TEXONA of less than $50,000;

     (b) all outstanding offers, tenders, bids or the like outstanding and capable of being converted into an obligation of TEXONA in an amount in excess of $50,000 in the aggregate by an acceptance or other act of some other Person, including bids to provide turn-key drilling services;

     (c) all master supply and service contracts;

     (d) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

     (e) all profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever and all agreements with any present or former officer, director or stockholder of TEXONA;

     (f) all leases and all other contracts, agreements or legally enforceable commitments relating to or affecting real property or any interest therein;

     (g) all Debt Obligations;

     (h) all contracts, agreements, arrangements or legally enforceable commitments relating to the issuance of capital stock, bonds or other securities of TEXONA;

     (i) all contracts, agreements, arrangements or legally enforceable commitments relating to the acquisition by TEXONA of its assets having a value in excess of $50,000 in the aggregate;

     (j) all performance bonds, bid bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

     (k) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

     (1) all accounts, notes and other receivables (other than customer account receivables generated in the Ordinary Course of Business), and all security therefor, and all documents and agreements related thereto;

     (m) all contracts, agreements, arrangements or legally enforceable commitments of any nature with the SHAREHOLDERS or any Affiliate of the SHAREHOLDERS or any family member of a Shareholder or Affiliate of such family member;

     (n) all licenses of intellectual property to or from TEXONA;

     (o) each contract, agreement, arrangement, or legally enforceable commitment that cannot be canceled by TEXONA by notice of 60 days or less or without penalty involving amounts in excess of $50,000 or that would restrict the operations of TEXONA or affiliates thereof after the Closing; and

     (p) all contracts, agreements, arrangements or legally enforceable commitments that are material to TEXONA or the operation of any of its businesses.

     All of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items binding on TEXONA or its assets not specifically described above (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by TEXONA, or, to the best of TEXONA's knowledge, by any other party to the Contracts, or any conditions that, with the passage of time or the giving of notice or both, might constitute such a default by TEXONA, or, to the best of TEXONA's knowledge, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. TEXONA has not waived any of its material rights under any Contract, and no party to any Contract has requested or demanded renegotiation of any Contract. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed on Schedule 4.10 of the Disclosure Schedule have been delivered by TEXONA to TRC and such copies and descriptions are true and accurate and include all amendments, supplements or modifications to the Contracts.

     Section 4.11 Effect of Agreement. The execution and delivery of this Agreement by TEXONA and the consummation of the Merger and the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or other charter documents or bylaws of TEXONA or any Contract; (ii) result in any violation of any Governmental Requirement applicable to TEXONA; (iii) cause TEXONA to lose the benefit of any right or privilege it presently enjoys or, to the best of TEXONA's knowledge, cause any Person who normally does business with TEXONA not to continue to do so on the same basis as before; (iv) relieve any Person of any obligation to TEXONA (whether contractual or otherwise) or enable any other Person to terminate any such obligation or any right or benefit enjoyed by TEXONA or to exercise any right under any agreement, including any Contract, with or otherwise in respect of TEXONA or the assets or business of TEXONA; or (v) require notice to or the consent, authorization, approval or order of any Person.

     Section 4.12 Properties, Assets and Leasehold Estates. TEXONA owns or has the right to use (pursuant to a valid lease or license disclosed on Schedule
4.12 of the Disclosure Schedule) all property, real or personal, tangible or intangible, (i) reflected on the Reference Balance Sheet (other than items sold by TEXONA since the Balance Sheet Date in the Ordinary Course of Business for which the proceeds from such sales did not exceed $50,000 individually or $100,000 in the aggregate) or (ii) utilized in or necessary for the operation of its business. Section 4.12 of the Disclosure Schedule sets forth a true and complete list of all such property as of the date hereof (with all property that is leased or licensed being designated as such). TEXONA has good and defensible title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Schedule 4.12 of the Disclosure Schedule, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever, except as described on Schedule 4.12 of the Disclosure Schedule,, and no Person has ever challenged or given TEXONA notice of its intent to challenge TEXONA's title or rights to the properties, assets and leasehold estates listed on Schedule 4.12 or otherwise utilized in or necessary for the operation of TEXONA's business. All leases of property under which TEXONA purports to be a lessee are valid, binding and in full force and effect. All such structures, equipment and other properties of TEXONA and the present use of such items conform to all Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use has been received by TEXONA. TEXONA has all easements, rights of ingress and egress, and utilities and services necessary for all operations conducted by it. Neither the whole nor any portion of any real property owned or occupied by

TEXONA has been condemned or otherwise taken by any public authority, nor, to the best of the SHAREHOLDERS's and TEXONA's knowledge, is any such condemnation or taking threatened or planned. TEXONA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, FITNESS FOR A PARTICULAR PURPOSE, QUANTITY, QUALITY OR USEFULNESS OF ANY TANGIBLE PROPERTY OF TEXONA, NOTWITHSTANDING ANY OTHER IMPLIED PROVISION OF THIS AGREEMENT OR THE LAW. TRC AND TAC HAVE MADE AND ARE RELYING SOLELY ON THEIR OWN INDEPENDENT INSPECTION AND EXAMINATION OF SUCH PROPERTY. NEITHER TRC NOR TAC IS RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY TEXONA AS TO THE QUALITY OF ANY OF SUCH PROPERTY, ITS CONDITION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, AND THE SAME IS ACCEPTED AS IS, WHERE IS, WITH ALL DEFECTS AND REDHIBITORY VICES, KNOWN OR UNKNOWN, APPARENT OR HIDDEN.

     Section 4.13 Bank Accounts. Schedule 4.13 of the Disclosure Schedule sets forth a true and complete list of all bank or financial accounts and safe deposit boxes of TEXONA and of the credit and debit balances of such bank and financial accounts as of the most recent practicable date.

     Section 4.14 Suits, Actions and Claims. Except as set forth in Schedule
4.14 of the Disclosure Schedule, (i) there are no suits, actions, claims, inquiries, investigations or legal, administrative or arbitration proceedings involving TEXONA or in which TEXONA is engaged or that are pending or, to the best of TEXONA's knowledge, threatened against or affecting TEXONA or any of its properties, assets or business, or that question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Entity against or affecting TEXONA or any of its properties, assets or business.
Section 4.14 of the Disclosure Schedule sets forth all claims, including the status thereof, over the past two years against TEXONA with respect to personal injury, negligence or responsibility for damages or injuries relating to TEXONA's business and operations or for reservoir damage or obligation to redrill or work over a well.

     Section 4.15 Insurance Policies. Schedule 4.15 of the Disclosure Schedule contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) covering TEXONA or its properties, assets, business and personnel. Such policies afford TEXONA coverage in such amounts and against such risks as is customary for companies engaged in the same type and scope of business as TEXONA. There are no special circumstances with respect to such policies or the business or operations of TEXONA that lead to any liability under such insurance policies being avoided by the insurers issuing such policies or, to the best of TEXONA's knowledge, the premiums thereunder being increased. Except as set forth on Schedule 4.15 of the Disclosure Schedule, there is no claim outstanding under any such insurance policy nor to the best of TEXONA's knowledge are there any circumstances that are likely to give rise to such a claim. TEXONA is not in default with respect to any provision contained in such insurance policies, nor has it failed to give any notice or present any claim thereunder in timely fashion. All such policies are in full force and effect, with all premiums due thereon to date fully paid.

     Section 4.16 Licenses and Permits; Compliance with Governmental
Requirements.

     (a) Schedule 4.16 of the Disclosure Schedule sets forth a true and complete list of all licenses and permits necessary for the conduct of TEXONA's business. TEXONA has all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the best of TEXONA's knowledge, threatened seeking the revocation or limitation of any of such licenses or permits. The consummation of the transactions contemplated by this Agreement will not constitute a violation of any such license or permit or impair or adversely affect in any manner any such license or permit. TEXONA has complied in all material respects with all Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

     (b) Except for any matters set forth in Schedule 4.16 of the Disclosure Schedule, no consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other Person is required to be made or obtained by TEXONA or the SHAREHOLDERS in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.17 No Untrue Statements. The statements, representations and warranties of TEXONA set forth in this Agreement and the Exhibits hereto and in all other documents and information furnished to TRC and TAC and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading.

     Section 4.18 Records. The books, records and minutes kept by TEXONA with respect to its business and assets have been kept properly in all material respects in accordance with all Governmental Requirements and contain records of all matters required to be included therein by any Governmental Requirement, and such books, records and minutes are true, accurate and complete in all material respects.

     Section 4.19 Environmental Representations and Warranties.

     (a) TEXONA has not received any written notice of any investigation or inquiry by any Governmental Entity under any applicable Environmental Laws relating to the ownership or operation of the assets of TEXONA. TEXONA has not disposed of any Hazardous Material on any of the assets currently owned or leased or that have been owned or leased by TEXONA or its affiliates or predecessor (the "TEXONA Assets"), and no condition exists on any of the TEXONA Assets which would subject TEXONA or the TEXONA Assets to any remedial obligations under any applicable Environmental Law.

     (b) Except where the failure to do so would not have a Material Adverse Effect, TEXONA has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all applicable Environmental Laws relating to the TEXONA Assets.

     (c) TEXONA, and to the best of its knowledge, any prior owner or operator of the TEXONA Assets, has not caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by TEXONA or its Affiliates or used in connection with the TEXONA Assets except in accordance with all applicable Environmental Laws or except to the extent the same would not have a Material Adverse Effect.

     (d) None of the TEXONA Assets have been subject to the release of any Hazardous Materials except to the extent that the same would not have a Material Adverse Effect.

     (e) TEXONA has secured all Environmental Permits necessary to the operation of the TEXONA Assets currently owned by TEXONA and TEXONA is in compliance with such permits.

     (f) TEXONA has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit, necessary to operate the TEXONA Assets owned by TEXONA.

     (g) TEXONA has not received inquiry or notice nor does TEXONA have any reason to suspect or believe that it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Laws and related to the TEXONA Assets.

     (h) TEXONA is not currently operating or required to be operating any of the TEXONA Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

     (i) TEXONA and the TEXONA Assets are to the best of TEXONA's knowledge in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws except to the extent any such noncompliance would not have in Material Adverse Effect.

     Section 4.20 Brokers and Finders. No broker or finder has acted for TEXONA in connection with this Agreement or the transactions contemplated by this Agreement, and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of TEXONA.

     Section 4.21 No Affiliate Obligations. TEXONA does not have any obligations or liabilities to the SHAREHOLDERS or any Affiliate of the SHAREHOLDERS, except for obligations and liabilities that will be released in full at no cost to TEXONA on or prior to the Closing Date.

     Section 4.22 TEXONA Corporate Authority. The execution and delivery of this Agreement by TEXONA, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby by it, including the Merger, have been duly authorized and approved by any requisite corporate action on the part of TEXONA, including all necessary approvals by the SHAREHOLDERS of the Merger and this Agreement. This Agreement constitutes the legal, valid and binding obligation of TEXONA enforceable against TEXONA in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     Section 4.23 Tax Treatment of Merger.

     (a) None of the SHAREHOLDERS, TEXONA or any of their affiliates has taken or will take any action that would prevent the Merger from qualifying as a tax-free reorganization under the provisions of Section 368(a) of the Code.

     (b) The Merger and related transactions will be carried out in accordance with the provisions of this Agreement and the provisions of the DGCL.

     (c) The terms of the Merger (including the merger consideration) were negotiated at arm's-length, and TEXONA believes that the aggregate fair market value of the shares of TRC Common Stock to be received by the TEXONA Shareholders in connection with the Merger will approximately equal the aggregate fair market value of the shares of TEXONA Common Stock surrendered in exchange therefor.

     (d) All of the shares of TEXONA Common Stock outstanding immediately prior to the Merger will be exchanged solely for TRC Common Stock.

     (e) The SHAREHOLDERS will pay their own expenses incurred in connection with the merger transaction.

     (f) No payment of cash in lieu of fractional shares of TRC Common Stock will be received by any SHAREHOLDER.

     (g) None of the compensation received by any stockholder-employee of TEXONA pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of its shares of TEXONA Common Stock. None of the TRC

Common Stock received by any stockholder-employee of TEXONA pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of TEXONA pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (h) There is no intercorporate indebtedness existing between TRC and TEXONA or between TAC and TEXONA that was or will be issued, acquired or settled at a discount in connection with the Merger.

     (i) None of the shares of TRC Common Stock to be received by any SHAREHOLDER pursuant to the Merger is consideration for or allocable to options issued with respect to TEXONA Common Stock, except as is provided in Section 3.3.

     Section 4.24 Stock Option Plan. TEXONA adopted a Stock Option Plan effective October 22, 1997, with respect to 50,000 shares of its common stock. Pursuant to such Stock Option Plan, there have been granted and there exist options to acquire 44,700 shares of TEXONA Common Stock. The persons identified on the schedule attached as Schedule 3.3 to the Disclosure Schedule are vested with options to acquire pursuant to such Stock Option Plan the number of shares of TEXONA Common Stock set forth on such schedule.

     Section 4.25 Intellectual Property.

     (a) TEXONA owns, is licensed to use or otherwise possess the legally enforceable right to use, all Intellectual Property used in the operation of the business or necessary for the operation of the business as presently conducted. Each such item of Intellectual Property owned by TEXONA will continue to be owned by TEXONA immediately following the Closing, and each such item of Intellectual Property available for use by TEXONA will continue to be available for use by TEXONA on identical terms and conditions immediately following the Closing. TEXONA has taken reasonable measures to protect the proprietary nature of each such item of Intellectual Property and to maintain in confidence all trade secrets and confidential information, that TEXONA owns or uses. No other person or entity has any rights to any of the Intellectual Property owned or used by TEXONA and no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that TEXONA owns or uses.

     (b) The business, operations and activities of TEXONA as now conducted and as conducted prior to the date of this Agreement have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of another person or entity. TEXONA has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of TEXONA there is no basis for any such complaint, claim or notice.

     (c) For purposes of this Agreement, "Intellectual Property" shall mean and include all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, and certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof, (iv) computer software (including both source code and object code), data and documentation, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, technical drawings, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and
(vii) copies and tangible embodiments thereof.

     Section 4.26 Forward Triangular Merger. TEXONA hereby represents and warrants that either no third party consents are required to be obtained under any existing material contracts of TEXONA in connection with the Merger or that such consents could be or will be obtained by TEXONA or TRC prior to the Effective Time without unreasonable delay or expense.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF TRC

     TRC represents and warrants to the SHAREHOLDERS that:

     Section 5.1 Due Incorporation and Qualification. Each of TRC and TAC is a corporation duly organized and validly existing under Delaware law and has all requisite power to carry on its business as now being conducted. TRC and TAC are qualified to do business in each other jurisdiction in which its failure to so qualify would materially and adversely affect TRC or its financial condition or business or ability to perform the transactions contemplated by this Agreement.

     Section 5.2 Performance of Agreement.

     (a) Each of TRC and TAC has all necessary corporate power and authority to enter into and carry out the transactions contemplated by this Agreement.

     (b) The execution, delivery and performance of this Agreement by TRC and TAC have been duly and validly authorized and approved by all necessary corporate action on the part of TRC and TAC, as applicable.

     (c) The execution, delivery and performance of this Agreement by TRC and TAC, and the transactions contemplated hereby, will not violate (i) any provision of the certificate of incorporation or bylaws of TRC and TAC, as applicable, (ii) any material agreement or instrument to which either is a party or by which either is bound, or (iii) any judgment, order, ruling, or decree applicable to either as a party in interest.

     (d) Except for any matters set forth in Schedule 5.2 of the Disclosure Schedule, no consent, approval, authorization, declaration, filing or registration with any Governmental Entity or any other Person is required to be made or obtained by TRC in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     (e) This Agreement is the valid and binding agreement of TRC and TAC, enforceable against TRC and TAC in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity and except as the indemnification provisions contained in Section 15.4 are subject to limitation under public policy.

     Section 5.3 Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of TRC or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the SHAREHOLDERS in connection with any of the transactions contemplated hereby.

     Section 5.4 Financial Ability. TRC has on the date hereof, and on the Closing Date will have, the financial ability to perform its obligations under this Agreement and all other agreements contemplated by this Agreement to be executed and delivered by it.

     Section 5.5 Authorization for TRC Common Stock. TRC has taken all necessary corporate action to permit it to issue the Initial TRC Shares and will prior to issuance take all necessary corporate action to permit it to issue any TRC Deferred Shares. The TRC Shares will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

     Section 5.6 SEC Documents. TRC has provided to TEXONA its Form 10-K and its Form 10-Q filed with the Securities and Exchange Commission in respect, respectively, of the twelve-month period ending December 31, 1999, and the three-month period ending March 31, 2000 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of TRC included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of TRC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since March 31, 2000, other than as discussed in the SEC Documents, there has been no material adverse change in the business of TRC and its subsidiaries, taken as a whole.

     Section 5.7 Tax Treatment of Merger.

     (a) None of TRC, TAC or any of their affiliates has taken or will take any action that would prevent the Merger from qualifying as a tax-free reorganization under the provisions of Section 368(a) of the Code.

     (b) The Merger and related transactions will be carried out in accordance with the provisions of this Agreement and the provisions of the DGCL.

     (c) The terms of the Merger (including the merger consideration) were negotiated at arm's-length, and TRC believes that the aggregate fair market value of the shares of TRC Common Stock to be received by the TEXONA Shareholders in connection with the Merger will approximately equal the aggregate fair market value of the shares of TEXONA Common Stock surrendered in exchange therefor.

     (d) Prior to the Merger, TRC will own 100% of the stock of TAC. Following the Merger, TAC will not issue additional shares of its stock that would result in TRC losing control of TAC nor issue warrants, options or any other type of right pursuant to which any person could acquire stock of TAC that if exercised or converted, would cause TRC to lose control of TAC (control for this purpose defined as stock possessing at least 80% of the total voting power of all classes of stock entitled to vote and at least 80% of each class of nonvoting stock).

     (e) Following the Merger, TAC will hold at least 90% of the fair market value of TEXONA'S net assets held immediately prior to the Merger and at least 70% of the fair market value of TEXONA'S gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by TEXONA to dissenters, amounts paid by TEXONA to stockholders who receive cash or other property, amounts used by TEXONA to pay transaction expenses, and amounts paid by TEXONA to stockholders in redemption or distribution transactions (except for regular, normal dividends) will be included as assets of TEXONA immediately prior to the Merger.

     (f) Following the Merger, TAC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger.

     (g) Neither TRC nor any related person within the meaning of Treasury Regulation Section 1.368-1(e)(3): (i) has purchased or will purchase any TEXONA Common Stock with consideration other than TRC Common Stock, or has furnished cash or other property directly or indirectly to TEXONA in connection with a redemption of TEXONA Common Stock or to fund distributions by TEXONA to the TEXONA shareholders, or (ii) has any plan or intention to purchase, redeem or otherwise reacquire any of the TRC Common Stock issued to the TEXONA shareholders in the Merger. After the Merger, no dividends or distributions will be made to the former TEXONA shareholders by TRC other than regular, normal dividends or distributions made to all holders of TRC Common Stock. For purposes of this representation, shares of TRC stock purchased by a partnership will be deemed to have been purchased pro rata by the partners of the partnership.

     (h) TRC has no plan or intention: (i) to liquidate TAC following the Merger; (ii) to merge TAC with or into another corporation following the Merger;
(iii) to sell or otherwise dispose of the stock of TAC following the Merger; or
(iv) to cause or permit TAC to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by TAC within the meaning of Section 368(a)(2)(C) of the Code.

     (i) Following the Merger, TRC will cause TAC to continue the "historic business" of TEXONA, or will use at least a "significant portion" of TEXONA's historic business assets in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d).

     (j) None of TRC, TAC or their affiliates own any shares of TEXONA stock and have not owned any such stock during the last five years.

     (k) All of the shares of TEXONA Common Stock outstanding immediately prior to the Merger will be exchanged solely for TRC Common Stock. No stock of TAC will be issued in the Merger. The TRC Common Stock to be issued in the Merger is voting stock, and the holders thereof are entitled to vote for the election of directors.

     (l) TRC and TAC will each pay their own expenses incurred in connection with the merger transaction.

     (m) No payment of cash in lieu of fractional shares will be made by TRC to any SHAREHOLDER.

     (n) None of the compensation received by any stockholder-employee of TEXONA pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of TEXONA stock. None of the TRC Common Stock received by any stockholder-employee of TEXONA pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of TEXONA pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (o) TAC will not have any liabilities as of the Effective Time.

     (p) There is no intercorporate indebtedness existing between TRC and TEXONA or between TAC and TEXONA that was or will be issued, acquired or settled at a discount in connection with the Merger.

     (q) None of the shares of TRC Common Stock to be received by any party pursuant to the Merger is consideration for or allocable to options issued with respect to TEXONA Common Stock, except as is provided in Section 3.3.

     (r) TRC does not have a "poison pill" stockholders' rights plan.

     (s) Neither TRC nor TAC is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (t) TRC will comply with the requirements set forth in Treasury Regulation
Section 1.368-3 concerning records to be kept and information to be filed with returns to the Service.

     Section 5.8 Stock Option Plan. TRC adopted its Amended and Restated 1990 Stock Option Plan.


                                   ARTICLE VI
                     OBLIGATIONS OF PARTIES PRIOR TO CLOSING

     Section 6.1 General. Up to and including the Closing Date, none of the parties will take any action which would cause any of its representations and warranties herein not to be true and correct in all material respects as of the Closing Date except by written authorization of the other parties. Each party shall use its best efforts to carry out and comply with the provisions of this Agreement, to satisfy the conditions applicable to such party and to consummate the merger in accordance with this Agreement.

     Section 6.2 Access to Records and Properties of TEXONA. Subject to requirements of confidentiality imposed by contract or by law, during the Pre-Closing Period, TEXONA shall (a) provide TRC and its representatives and agents with reasonable access to TEXONA's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to TEXONA; and (b) provide TRC and its representatives and agents with copies of such existing books, records, tax returns, work papers and other documents and information relating to TEXONA, and with such additional financial, operating and other data and information regarding TEXONA as TRC or its representatives or agents may reasonably request.

     Section 6.3 Conduct of Business of TEXONA Until the Closing. Except as set forth in Schedule 6.3 of the Disclosure Schedule, up to and including the Closing Date, unless TRC consents in writing to contrary action, TEXONA will:

     (a) not change its capital stock by reclassification, subdivision, reorganization, issuance of additional stock or otherwise;

     (b) not issue or sell, or purchase or otherwise reacquire, any of its capital stock, or grant or commit to grant any options, warrants, or other rights to subscribe for, or purchase, or otherwise acquire, any shares of its capital stock, or issue or commit to issue any securities convertible into or exchangeable for shares of its capital stock;

     (c) not declare any dividend on its capital stock or make any other similar payment or distribution thereon or in respect thereof except for those made in the Ordinary Course of Business and which shall reduce Net Equity except to the extent accrued on the Reference Balance Sheet;

     (d) not change or amend its Certificate of Incorporation or By-Laws;

     (e) maintain its books, records and accounts in accordance with its historical practice and in the usual and regular manner consistent with prior years;

     (f) not borrow or agree to borrow any money or guarantee, or agree to guarantee the obligations of others;

     (g) not make any contracts or commitments other than in the Ordinary Course of Business;

     (h) not allow any material contract to be terminated or to be materially modified prior to the full term of the contract unless approved by a duly authorized officer of TRC;

     (i) not create, assume or permit to exist any mortgage, pledge or other lien or encumbrance on any of its assets except in the Ordinary Course of Business;

     (j) not sell, assign, lease or otherwise dispose of any of its material assets other than in connection with the replacement of obsolete or worn-out items;

     (k) use best efforts to preserve intact the current business organizations of TEXONA, keep available the services of the current officers, employees and agents of TEXONA, and maintain the relations and goodwill with all suppliers, customers, licensers, licensees, landlords, trade creditors, employees, agents and others having business relationships with TEXONA;

     (1) furnish to TRC copies of all financial statements and certificates and reports concerning operation of the business, as and when such financial statements, certificates and reports are delivered to any SHAREHOLDER or pursuant to any material contract of TEXONA; and

     (m) use its best efforts not to do, or fail to do, any act which results or will result (i) in any of the representations and warranties of TEXONA under this Agreement being materially incorrect or (ii) in the nonfulfillment of any of the conditions stated in Article VII.

     Section 6.4 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, TEXONA will not permit any of its representatives to, directly or indirectly, solicit, initiate or encourage any inquiries, offers or proposals from, discuss or negotiate with or execute any agreement regarding or provide any information to, any Person (other than TRC) relating to any transaction involving the sale of the capital stock of TEXONA, or the business or operations of TEXONA or any of the property or assets of TEXONA, or of any of the capital stock or any other equity securities of TEXONA, or any merger, consolidation, business combination, liquidation, recapitalization, dissolution or similar transaction involving TEXONA (collectively, "Sale Proposals") or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereunder or which that or could reasonably be expected to materially dilute the benefits to TRC of the transactions contemplated hereunder. If any such written inquiries or Sale Proposals are received by, or any such information is requested in writing from or any such negotiations or discussions are sought to be initiated with TEXONA or any of the SHAREHOLDERS, then TEXONA will promptly notify TRC of the nature, terms and status of the foregoing and the identity of the inquiring party and provide TRC with a copy of all written materials provided in connection with such Sale Proposal. Until such time, if any, as this Agreement is terminated pursuant to Article 10, TEXONA will not accept any Sale Proposal from any person or entity other than TRC.

     Section 6.5 Consent of SHAREHOLDERS. TEXONA shall obtain, in accordance with the DGCL, written consents from all of the SHAREHOLDERS for the purpose of consenting to the adoption of this Agreement and the approval of the Merger in accordance with the DGCL (collectively, the "Special Consents") as soon as reasonably practicable after the date hereof. In connection with obtaining the Special Consents, TEXONA shall prepare and distribute to the SHAREHOLDERS, in accordance with applicable law (it being understood that the Company is not subject to the requirements of Schedule 14A of the Exchange Act), written information regarding the Agreement and the Merger pursuant to which the Board of Directors of TEXONA shall solicit from each SHAREHOLDER such SHAREHOLDER's Special Consent in which such SHAREHOLDER consents to the adoption of this Agreement, the appointment of the SHAREHOLDER's Representative, and the approval of the Merger (together with a letter to SHAREHOLDERS and form of consent, the "Consent Information"). TEXONA shall ensure that the Consent Information does not, as of the date on which it is mailed to the SHAREHOLDERS, and as of the date of each Special Consent, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. TEXONA, acting through its Board of Directors, shall include in the Consent Information the recommendation of its Board of Directors that the SHAREHOLDERS vote in favor of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the requisite SHAREHOLDER approval.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF TEXONA

     The obligations of TEXONA to close the transactions contemplated herein are subject to satisfaction of the conditions set out in this Article VII at or before the Closing Date.

     Section 7.1 Absence of Litigation. No suit, action or other proceeding by a third party or governmental entity shall have been instituted or threatened before any Governmental Entity to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of TEXONA, would make it inadvisable to consummate such transactions.

     Section 7.2. Performance and Obligations of TRC.

     (a) All of the terms and conditions of this Agreement to be complied with and performed by TRC at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by TRC in this Agreement shall be correct in all material respects with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

     (b) TRC shall have delivered to TEXONA a certificate, dated the Closing Date, substantially in the form of Exhibit 7.2(b).

     (c) TRC shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

     Section 7.3. Governmental Approvals. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits TEXONA and the SHAREHOLDERS from consummating the transactions contemplated hereby, and no suit, action, investigation or other proceeding by any Governmental Entity shall have been instituted or threatened seeking to restrain or prohibit TRC, TEXONA or the SHAREHOLDERS from consummating the transactions contemplated hereby.

     Section 7.4 Consents. All consents, approvals, authorizations, exemptions and waivers from third persons that shall be required in order to enable TRC and TAC to consummate the transactions contemplated hereby shall have been obtained, excluding, in all events, any stockholder approval that may be required to be obtained prior to the issuance of TRC Deferred Shares.

     Section 7.5 No Adverse Change. There shall not have occurred any single event, occurrence or fact that (together with all other events, occurrences and facts that could reasonably be expected to result in a loss to TRC) would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of TRC, or that would constitute a criminal violation of law involving a felony or indictable offense.

     Section 7.6 NASDAQ. TRC shall have obtained authorization for listing on NASDAQ of the TRC Initial Shares which constitute the Merger Consideration, upon official notice of issuance.

     Section 7.7 Registration Rights Agreement. TRC shall have executed and delivered to each SHAREHOLDER an executed counterpart of the Registration Rights Agreement, a copy of which is attached as Exhibit 7.7.

     Section 7.8 Subscription and Release. TRC shall have executed and delivered to each SHAREHOLDER an executed counterpart of the Subscription and Release, a copy of which is attached as Exhibit 7.8 hereto.

     Section 7.9 Certificate of Merger. TAC shall have executed and have had TEXONA execute the Certificate of Merger, a copy of which is attached as Exhibit
7.9 hereto, and filed such Certificate of Merger with the Secretary of State of the State of Delaware.


                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF TRC AND TAC

     The obligations of TRC and TAC to close the transactions contemplated herein are subject to satisfaction of the conditions set out in this Article VIII at or before the Closing Date.

     Section 8.1 Absence of Litigation. No suit, action or other proceeding by a third party or governmental entity shall have been instituted or threatened before any Governmental Entity to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of TRC, would make it inadvisable to consummate such transactions.

     Section 8.2 Performance, Representations and Warranties. All of the terms and conditions of this Agreement to be complied with and performed by TEXONA at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by TEXONA in this Agreement shall be correct in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date, and TEXONA shall have delivered to TRC and TAC a certificate, substantially in the form of Exhibit 8.2.

     Section 8.3 Subscription and Release. Each SHAREHOLDER shall have delivered to TRC an executed counterpart of the Subscription and Release, a copy of which is attached as Exhibit 7.8 hereto.

     Section 8.4 Consent of SHAREHOLDERS and Failure of SHAREHOLDERS to Exercise Right of Appraisal. Each SHAREHOLDER shall have executed and delivered to TEXONA its written consent in writing to (i) the execution and delivery by TEXONA of this Agreement, (ii) the appointment of the SHAREHOLDERS' Representative, (iii) the Merger herein provided to be effected, and (iv) each of the transactions and acts herein provided to be effected by TEXONA, copies of which shall have been delivered to TRC. An executive officer of TEXONA approved by TRC also shall have delivered to TRC a certificate that such instruments have been executed and delivered by all SHAREHOLDERS of TEXONA. No SHAREHOLDER shall have exercised any right of appraisal with respect to the Merger.

     Section 8.5. Governmental Approvals. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits TRC and TAC from consummating the transactions contemplated hereby, and no suit, action, investigation or other proceeding by any Governmental Entity shall have been instituted or threatened seeking to restrain or prohibit TRC, TAC, TEXONA or the SHAREHOLDERS from consummating the transactions contemplated hereby.

     Section 8.6. Consents. All consents, approvals, authorizations, exemptions and waivers set forth in Schedule 4.16 of the Disclosure Schedule shall been obtained and be effective and all other consents, approvals, authorizations, exceptions and waivers from third persons that shall be required in order to enable TEXONA to consummate the transactions contemplated hereby shall have been obtained.

     Section 8.7 No Adverse Change. There shall not have occurred any Material Adverse Effect.

     Section 8.8. Casualty and Diminution in Value of the Assets. Since the date of this Agreement, there shall not have occurred a casualty which occasions a material adverse loss in the value of the assets of TEXONA.

     Section 8.9. Certificate of Merger. TEXONA shall have executed and have had TAC execute the Certificate of Merger, a copy of which is attached as Exhibit
7.9 hereto, and filed such Certificate of Merger with the Secretary of State of the State of Delaware.

                                   ARTICLE IX
                                     CLOSING

     Section 9.1 Place of Closing and Closing Date. Subject to the satisfaction of the conditions precedent stated in Articles VII and VIII, the closing of the transactions contemplated herein (the "Closing") shall take place at the offices of TRC, in Dallas, Texas, on September 15, 2000, or such other date as may be mutually agreed.

     Section 9.2 Closing Deliveries by TRC. At the Closing, TRC shall deliver to TEXONA and the SHAREHOLDERS as provided in Article III the following:

     (a) the certificate executed by an authorized officer of TRC described in
Section 7.2;

     (b) a certificate executed by the Secretary (or Assistant Secretary) of TRC and TAC dated as of the Closing Date, providing the resolutions authorizing the merger under this Agreement adopted by the Boards of Directors of TRC and TAC and the continued effectiveness of such resolutions, and presenting the incumbency and representative signatures of the officers executing this Agreement on behalf of TRC and TAC, as the case may be;

     (c) executed counterparts of the Registration Rights Agreement, as provided in Section 7.7; and

     (d) executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware provided in Section 7.9.

     Section 9.3 Closing, Deliveries by TEXONA and the SHAREHOLDERS. At the Closing, TEXONA and the SHAREHOLDERS shall deliver to TRC, as applicable, the following:

     (a) certificates evidencing the Shares duly endorsed for transfer to TRC;

     (b) a certificate of the good standing of TEXONA issued by the Secretary of State of Delaware and a certificate of existence and good standing (including as to tax status) in each jurisdiction listed on Schedule 4.1 of the Disclosure Schedule, in each case and dated as of a date no more than ten (10) days prior to the Closing Date;

     (c) the certificate described in Section 8.2;

     (d) a certificate executed by the Secretary (or Assistant Secretary) of TEXONA dated as of the Closing Date stating that TEXONA and its SHAREHOLDERS have taken all corporate action necessary on their parts to authorize the execution, delivery and performance of this

Agreement and presenting the authority of the officers executing this Agreement on behalf of the SHAREHOLDERS;

     (e) resignations by all officers of TEXONA and all members of the Board of Directors of TEXONA, effective as of such Closing;

     (f) the forms of consent by SHAREHOLDERS provided in Section 8.4;

     (g) the Subscription Agreements and Releases provided in Section 8.3; and

     (h) executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware provided in Section 7.9.


                                    ARTICLE X
                                   TERMINATION

     Section 10.1 Termination. This Agreement may be terminated:

     (a) At any time prior to the Closing Date with the mutual written consent of TRC and TEXONA;

     (b) By TRC, if a material default shall be made in the observance or in the due and timely performance by TEXONA of any agreement or covenant of TEXONA herein contained, or if there shall have been a breach by TEXONA of any of the warranties and representations of TEXONA herein contained, and such default or breach has not been cured or has not been waived;

     (c) By TEXONA, if a material default shall be made by TRC or TAC in the observance or in the due and timely performance by TRC or TAC of any agreement or covenant of TRC or TAC herein contained, or if there shall have been a breach by TRC or TAC of any of the warranties and representations of TRC and TAC herein contained, and such default or breach has not been cured or has not been waived; and

     (d) By TRC or TEXONA if the terminating party has not materially breached any of its agreements, covenants, representations and warranties, and if the Closing shall not have occurred on or before September 30, 2000.

     Section 10.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                   ARTICLE XI
                      OBLIGATIONS OF PARTIES AFTER CLOSING

     Section 11.1 Post-Closing Confidentiality. After the Closing, the SHAREHOLDERS and their Affiliates shall maintain as confidential information all information in their possession regarding TEXONA or its business or assets, and shall not disclose any of such information to any Person except as may be required to comply with applicable law.

     Section 11.2 Cooperation Regarding Financial Information. The SHAREHOLDERS, if requested by TRC, shall cooperate with and assist Ernst & Young LLP or other accounting firm designated by TRC (the "Accountants") in preparing such audited financial statements of TEXONA that TRC may reasonably require in order to permit TRC to timely file a Current Report Form 8-K with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated hereby and to comply with any financial statement requirements with respect to TEXONA applicable to TRC under the Securities Exchange Act of 1934, as amended, the Securities Act and the rules and regulations thereunder. If requested, the SHAREHOLDERS shall use reasonable good faith efforts to cause B.D.O. Seidman to assist the Accountants in delivering such audited financial statements to TRC within ten business days prior to the date that TRC is required to file such financial statements with the Securities and Exchange Commission in connection with such obligations. The SHAREHOLDERS shall cause B.D.O. Seidman to provide TRC with access to such firm's work papers in support of any accounting or auditing work performed by Ernst & Young LLP in respect of TEXONA. The SHAREHOLDERS will cooperate with and assist TRC in preparing, and, if requested, shall use reasonable efforts to cause B.D.O. Seidman to cooperate with, and assist the Accountants in preparing such other audited financial statements for TEXONA as may be specified by TRC.

     Section 11.3 Severance and Retention Bonuses. TRC agrees to cause the Surviving Corporation to honor and perform the Severance and Retention Bonus Obligations with respect to all employees of TEXONA which are stated in Schedule
11.3 hereto. Nothing contained in this Section 11.3, however, shall prohibit or prevent the Surviving Corporation or TRC from terminating the employment of any employee of TEXONA nor shall this provision constitute an agreement to employ any of such persons.

     Section 11.4 TEXONA Returns and Tax Audits.

     (a) All Returns for TEXONA with respect to any Pre-Closing Period that are to be filed after the date of this Agreement and before the Closing Date shall be prepared and filed by TEXONA, and TEXONA shall pay all due on those Returns. All Returns for income and other Taxes for TEXONA with respect to any Pre-Closing Period that are to be filed after the Closing shall be prepared by TAC on behalf of TEXONA for filing by TAC on behalf of TEXONA, and any Taxes payable on such Returns shall be paid by TEXONA. The SHAREHOLDERS may file amended Returns or claims for Tax refunds for any Pre-Closing Period with respect to TEXONA. Any Tax refunds received with respect to a Pre-Closing Period of TEXONA (irrespective of who caused the refund to be made) shall belong to TEXONA.

     (b) In the event that TRC receives notice of any Tax matter that could affect the SHAREHOLDERS, or the SHAREHOLDERS receive notice of any Tax matter that could affect TRC, the party receiving notice shall notify in writing the potentially affected party within seven calendar days thereof. The failure of any party to give the notice required by this Section 11.4(b) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

     (c) The SHAREHOLDERS shall have the right to control, at their expense, any tax audits or litigation involving any Taxes of TEXONA with respect to a Pre-Closing Period or that could give rise to a liability of the SHAREHOLDERS to TRC under this Section 11.4, including administrative, judicial or other proceeding (and the settlement or resolution thereof) in connection with such matters. TRC shall promptly furnish to the SHAREHOLDERS upon receipt a copy of information document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiency with respect to any matter described in the previous sentence, together with all relevant background information with respect to such documents. TRC shall execute and shall cause TAC to execute powers of attorney or other documents necessary to enable the SHAREHOLDERS to take any actions with respect to the Tax matters of TEXONA for any Pre-Closing Period.

     (d) After the Closing, TRC and the SHAREHOLDERS shall, at their own expense, cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Return, refund claim or Tax controversy matter with respect to TEXONA or its activities. Such cooperation shall include making available, upon request and as promptly as practicable, any information, records and documents in their possession or under their control related to TEXONA. Without limiting the generality of the foregoing, each party shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting working papers, and other records or information that may be relevant to such Returns for all Pre-Closing Period of TEXONA and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Return, refund claims, tax audits, tax claims and tax litigation or as required by law.

     Section 11.5 Tax Gross Up.

     (a) Although the parties intend for this Merger to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code, if for any reason any portion of the Merger Consideration is taxable to any of the SHAREHOLDERS (such Taxes are referred to as the "Merger Tax"), TRC shall pay an additional amount (the "Additional Amount") to the SHAREHOLDERS so that, after payment of any Taxes attributable to receipt of the Additional Amount, the SHAREHOLDER has a net amount equal to the sum of: (i) the amount of the Merger Tax; (ii) any interest and penalties due with respect of the Merger Tax; (iii) any reasonable costs incurred in contesting the Merger Tax or the interest and penalties thereon; (iv) any reasonable costs incurred by the SHAREHOLDER in collecting the Additional Amount; and (v), if a SHAREHOLDER pays an item described in clauses (i) through (iv) prior to the receipt of the Additional Amount, then an interest amount computed at the rate of 8% per annum on such payment from the date of the payment until the SHAREHOLDER received the Additional Amount. TRC has the exclusive right in its sole discretion to contest the Merger Tax and the interest and penalties thereon on behalf of any SHAREHOLDER. Notwithstanding the foregoing, TRC shall not be responsible for paying any costs incurred by any SHAREHOLDER in contesting the Merger Tax and the interest and penalties thereon unless (i) such SHAREHOLDER issued TRC prior written notice of such SHAREHOLDER'S intent to contest the Merger Tax and the interest and penalties thereon (within 30 days of such SHAREHOLDER'S receipt of a taxing authority's notice contesting the tax treatment of the Merger) and (ii) TRC did not issue such SHAREHOLDER a written notice within 30 days of receiving such SHAREHOLDER'S notice that TRC will contest the Merger Tax and the interest and penalties thereon on behalf of such SHAREHOLDER.

     (b) The provisions of Section 11.5(a) shall not apply to the extent the Merger Tax is solely attributable to a specific action (i) of TEXONA (or any affiliates) prior to the Effective Time or (ii) of a SHAREHOLDER at any time.

     (c) The Additional Amount under Section 11.5(a) shall be payable in TRC Common Stock (that is registered for issuance or resale with the Securities and Exchange Commission and listed on NASDAQ as of the date such TRC Common Stock is issued) within 120 days after written notice from a SHAREHOLDER that an Additional Amount is due under Section 11.5(a). For this purpose, the shares of TRC Common Stock to be issued shall be valued on the basis of the arithmetic average of the closing sales prices of a share of TRC Common Stock, as reported by NASDAQ Automated Quotations System, for the ten consecutive trading days ending at least five trading days prior to the date the SHAREHOLDER requests TRC to issue the Additional Amount pursuant to a notice under Section 12.2. Any fractional shares due as a portion of the Additional Amount shall be rounded to the nearest whole share of TRC Common Stock.


                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1 Binding Agreement. All the provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Prior to the Closing Date, no party hereto may assign any of its interest herein without the written consent of the other party (which consent will not be unreasonably withheld). After the Closing Date, except for each

SHAREHOLDER's right to Deferred Consideration, which may not be assigned, the rights of each party hereto may be assigned by such party without any requirement for consent from the other party.

     Section 12.2 Notices. All notices, requests, waivers and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon receipt by personal delivery, messenger delivery, first-class mail or telecopier, at the addresses set forth below (or at such other address for a party as such party shall specify by like notice):

     If to TEXONA or to SHAREHOLDERS:

                  Earl E. Rossman, Jr.
                  Texona Petroleum Corporation
                  16365 Park Ten Place
                  Suite 390
                  Houston, Texas 77084
                  Telephone: 281/578-2025
                  Fax: 281/578-6830

         With copies to:

                  Nick Nimmo
                  Holme, Roberts & Owen, L.L.P.
                  Suite 4100
                  1700 Lincoln
                  Denver, Colorado 80203
                  Telephone: 303/861-7000
                  Fax: 303/866-0200

         If to TRC or TAC, to:

                  Toreador Resources Corporation
                  4809 Cole Avenue
                  Suite 107
                  Dallas, Texas 75205
                  Attn: G. T. Graves III
                  Telephone: 214/521-3222
                  Fax: 214/521-3774

         With copies to:

                  Janice V. Sharry
                  Haynes and Boone, LLP
                  901 Main St., Suite 3100
                  Dallas, Texas 75202
                  Telephone: 214/651-5562
                  Fax: 214/651-5940

     Section 12.3 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral, among the parties hereto with respect to the subject matter hereof.

     Section 12.4 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants).

     Section 12.5 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 12.6 Waivers. The failure of any party at any time to require performance of any provision hereof shall not affect its right later to require such performance. No waiver in any one or more instances shall (except as otherwise stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation or warranty.

     Section 12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary for all SHAREHOLDERS to join in the execution of a single counterpart, but each counterpart hereof shall be executed by TRC and TAC.

     Section 12.8 Headings. The headings preceding the text of articles and sections of this Agreement are for convenience only and are not part of this Agreement.

     Section 12.9 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the internal laws of the State of Delaware.

     Section 12.10 Arbitration. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THE EXECUTION, INTERPRETATION OR PERFORMANCE OF THIS

AGREEMENT SHALL TO THE FULLEST EXTENT PERMITTED BY LAW BE SOLELY AND FINALLY SETTLED BY A BOARD OF ARBITRATORS CONSISTING OF THREE ARBITRATORS AS DETERMINED BELOW (THE "ARBITRATORS"). THE ARBITRATION PROCEEDING SHALL BE HELD IN THE CITY OF DALLAS, TEXAS. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 12.10, THE ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN ACCORDANCE WITH THE RULES FOR NON-ADMINISTERED ARBITRATION OF BUSINESS DISPUTES OF THE CENTER FOR PUBLIC RESOURCES, INC. (THE "C.P.R.") AND, TO THE EXTENT NOT INCONSISTENT WITH THE C.P.R. RULES, THE TEXAS GENERAL ARBITRATION ACT.

     (a) Arbitration Notice. If a party hereto determines to submit a dispute to arbitration pursuant to this Section 12.10, such party shall furnish the C.P.R. and the other parties with a dated and written notice (the "Arbitration Notice") indicating: (i) such party's intent to commence arbitration proceedings pursuant to this Section 12.10, (ii) the name and address of such party and a designated officer or agent thereof, (iii) the nature, in reasonable detail, of the dispute, (iv) the remedy such party seeks, and (v) any other information required under the C.P.R. Rules.

     (b) Selection of the Arbitrators. Within 10 days after the date of the Arbitration Notice, the SHAREHOLDERS shall select one qualifying arbitrator and TRC shall select one qualifying arbitrator. A "qualifying" arbitrator shall be a person who is not: (i) an employee of any SHAREHOLDER or an Affiliate thereof or of TRC or any Affiliate thereof, or (ii) counsel to any such Person at such time. If either the SHAREHOLDERS or TRC fail to select a qualifying arbitrator or provide such notice within the 10-day period, the C.P.R. shall have the right to make such selection. Such qualifying arbitrators hereafter may be referred to respectively as the "First Arbitrator" and the "Second Arbitrator." Within 10 days following their selection, the First Arbitrator and the Second Arbitrator shall select, and if they fail to do so, the C.P.R. shall select, a third "neutral" arbitrator under Rule 6 of the C.P.R. Rules. A "neutral" arbitrator shall be a person who would not be subject to disqualification under Rule No. 7 of the C.P.R. Rules.

     (c) Fees. All fees and expenses of the Arbitrators shall be borne one-half by the SHAREHOLDERS and one-half by TRC. All notices provided pursuant to this
Section 12.10 shall be given pursuant to the requirements of Section 12.2.

     (d) Arbitration Award. To the extent permissible under applicable law, the parties to this Agreement agree that the award of the Arbitrators shall be final and binding upon them, and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. The parties to this Agreement intend that these arbitration provisions be enforced to the fullest extent permitted by applicable law, including The Federal Arbitration Act, 9 U.S.C.
Section 2, as amended from time to time.

     (e) Injunctive Relief. Notwithstanding any other provision of this Section 12.10, any party to this Agreement may seek and receive injunctive relief (whether in the form of a temporary restraining order, preliminary injunction, or otherwise) or, subject to the provisions of

Section 12.10, seek specific performance pending a decision of the Arbitrators, and this Section 12.10 shall not apply to any such action or proceeding (including any court proceeding or self-help).

     Section 12.11 Construction of Agreement . This Agreement constitutes a negotiated agreement among the parties, and the fact that one party or the other shall have drafted a particular provision or provisions shall not be material in the construction of any provision. All Exhibits referred to in the Agreement are a part of the Agreement.

     Section 12.12 References to Articles, Sections and Exhibits. Unless the context otherwise requires, all references herein to Articles, Sections and Exhibits shall be to the Articles, Sections and Exhibits of and to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                   TEXONA PETROLEUM CORPORATION


                                   By
                                     -----------------------------------


                                   TOREADOR RESOURCES CORPORATION


                                   By
                                     -----------------------------------


                                   TOREADOR ACQUISITION CORPORATION


                                   By
                                     -----------------------------------